Cartesian Enters into Invoice Discounting Agreement for Its EMEA Accounts Receivable

New Agreement Frees up Additional Cash to Support Working Capital and Growth Initiatives

Overland Park, KS – August 2, 2016 – Cartesian® (NASDAQ: CRTN), a specialist provider of consulting services and managed solutions to the global communications, technology and digital media sector, has entered into an invoice discounting agreement with RBS Invoice Finance Limited for its Europe, Middle East, and Africa (EMEA) accounts receivable.

Under the terms of the agreement, Cartesian can assign to RBS certain eligible accounts receivable up to a maximum funding level of £3.0 million. At the time of the purchase, RBS will make an initial payment of no more than 50% of the purchased account, paying the remaining amount minus a discounting charge once the receivable is collected from the customer. The discounting charge includes a fixed fee monthly service charge, as well as a daily interest charge for each day an account receivable remains uncollected.

The agreement follows a separate factoring agreement Cartesian entered with RTS Financial Service in April 2016 to factor certain eligible North American accounts receivable.

“We believe this new agreement for our EMEA receivables will provide us with additional financial flexibility to use as needed,” said John Ferrara, CFO of Cartesian. “Coupled with our separate factoring agreement for our North American receivables, this new arrangement will serve to supplement our existing cash to meet our cash requirements for both our short-term working capital and long-term growth initiatives.”

For more information about the terms of the agreement, please refer to the company’s Form 8-K filed with the Securities and Exchange Commission on August 2, 2016.

About Cartesian, Inc.
Cartesian, Inc. (NASDAQ: CRTN) is a specialist provider of consulting services and managed solutions to leaders in the global communications, technology and digital media industries. Cartesian provides consulting in strategy, execution and managed solutions to clients worldwide. The company has offices in Boston, Kansas City, London, New York, Paris, Philadelphia and Washington. For more information, visit www.cartesian.com.

Contact Information:

Matt Glover or Najim Mostamand
Liolios Group, Inc.
949-574-3860
CRTN@liolios.com